Exhibit 16.2

For Immediate Release

Press Contacts:         Charles T. Jensen                      David A. Kaminer
                        NeoMedia Technologies, Inc.            The Kaminer Group
                        +(239) 337-3434 +(914) 684-1934
                        cjensen@neom.com dkaminer@kamgrp.com

           NeoMedia Adds DuPont Paint to Products Distributed in China

FT. MYERS, Fla., Dec. 21, 2005 - NeoMedia Technologies, Inc. (OTC BB: NEOM), today announced that it has signed an agreement with DuPont de Nemours (Belgium) BVBA of Belgium, a subsidiary of E.I. DuPont de Nemours (NYSE: DD), to distribute its automobile refinish paint through the People's Republic of China via Jinche Yingang Auto Technological Services Limited.

      Charles T. Jensen, president and CEO of NeoMedia, said the agreement gives NeoMedia the rights to add DuPont to the products it sells for distribution to Jinche Yingang (Jinche Yingang Automobile Co.), a Beijing-based joint venture operating under the laws of the People's Republic of China specializing in automobile sales, financing, insurance and repair.

      Michael W. McMillan, global business development manager for DuPont at its Delaware world headquarters, said his company was "looking forward to continuing our growth in the vast auto aftermarket in China via this unique channel.

      "NeoMedia has already made important inroads in China in establishing a relationship with the Jinche Yingang Automobile Co.," he said. "DuPont believes that our world-class products and services will be immediately popular in China via this channel, and anticipates a strong reception through NeoMedia and Jinche Yingang."

`A New and Growing Auto Aftermarket `

      NeoMedia's Jensen called China "a new and growing auto aftermarket still very much in its relative infancy. It is our belief that China presents a world of opportunity to NeoMedia and the other companies now becoming involved in commerce there.

      Mr. Jensen said that "doing business with a global giant has significantly boosted NeoMedia's exposure and position in the auto aftermarket. "We are proud to add DuPont to the companies and products we represent, and are excited about 2006 and beyond in China.

      "The chairman and CEO of Jinche Yingang, Pang Gui-San, shares our enthusiasm," he said, "and joins me in welcoming DuPont to the array of products his company will offer throughout China."

      Along with distribution products from NeoMedia and the companies with which it does business, Jinche Yingang will also serve as a non-exclusive distributor and user of NeoMedia's high technology Micro Paint Repair products and systems at its automotive service facilities throughout China, Mr. Jensen said.

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About NeoMedia Micro Paint Repair, Inc.

NeoMedia Micro Paint Repair, Inc., is a business unit of NeoMedia Technologies, Inc. Formerly known as CSI International Inc. (www.micropaint.net), the company specializes in products and services for the worldwide micro paint repair industry, including a system and processes utilizing proprietary technology.

About NeoMedia Technologies, Inc.

NeoMedia Technologies, Inc. (www.NEOM.com), is a developer and international marketer of software and patented technologies, including PaperClick(R) for Camera Phones(TM), PaperClick(TM) and the PaperClick Mobile Go-Window(TM) which link products, print and physical objects directly to targeted online data. NeoMedia also offers expertise in homeland security and e-authentication applications, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark, and PaperClick For Cell Phones and PaperClick Mobile Go-Window are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.